                                                                  EXHIBIT (c)(1)

EXECUTION COPY






                          AGREEMENT AND PLAN OF MERGER

                                      among

                              JLG Industries, Inc.

                              JLG Acquisition Corp.

                                       and

                            Gradall Industries, Inc.


                                   dated as of

                                  May 10, 1999
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                                TABLE OF CONTENTS

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                                                                                                                      PAGE
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ARTICLE 1 THE OFFER ...............................................................................................      1
         SECTION 1.01.  The Offer..................................................................................      1
         SECTION 1.02.  Company Actions............................................................................      2

ARTICLE 2 THE MERGER ..............................................................................................      5
         SECTION 2.01.  The Merger.................................................................................      5
         SECTION 2.02.  Effective Time.............................................................................      5
         SECTION 2.03.  Effects of the Merger......................................................................      5
         SECTION 2.04.  Certificate of Incorporation and Bylaws....................................................      5
         SECTION 2.05.  Directors and Officers.....................................................................      5
         SECTION 2.06.  Conversion of Shares.......................................................................      5
         SECTION 2.07.  Dissenting Shares..........................................................................      6
         SECTION 2.08.  Payments for Shares........................................................................      6
         SECTION 2.09.  Stock Option and Other Plans...............................................................      7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY ..........................................      8
         SECTION 3.01.  Corporate Existence and Power..............................................................      8
         SECTION 3.02.  Corporate Authority........................................................................      9
         SECTION 3.03.  Information Supplied.......................................................................      9
         SECTION 3.04.  Governmental Authorization.................................................................      9
         SECTION 3.05.  Non-contravention..........................................................................     10
         SECTION 3.06.  Financing..................................................................................     10
         SECTION 3.07.  Finders' Fees..............................................................................     10
         SECTION 3.08.  Delaware Law...............................................................................     11
         SECTION 3.09.  Ownership of Shares........................................................................     11

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...........................................................     11
         SECTION 4.01.  Corporate Existence and Power..............................................................     11
         SECTION 4.02.  Corporate Authority........................................................................     12
         SECTION 4.03.  Governmental Authorization.................................................................     12
         SECTION 4.04.  Non-contravention..........................................................................     12
         SECTION 4.05.  Capitalization.............................................................................     13
         SECTION 4.06.  Subsidiaries...............................................................................     13
         SECTION 4.07.  Company SEC Documents and Other Reports....................................................     14
         SECTION 4.08.  Proxy Statement............................................................................     14
         SECTION 4.09.  Information Supplied.......................................................................     14
         SECTION 4.10.  Absence of Certain Changes.................................................................     15
         SECTION 4.11.  Litigation.................................................................................     15
         SECTION 4.12.  Benefit Plans; ERISA.......................................................................     15
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         SECTION 4.13.  Environmental Matters......................................................................     18
         SECTION 4.14.  Taxes......................................................................................     21
         SECTION 4.15.  Delaware Takeover Statute..................................................................     22
         SECTION 4.16.  Fees and Commissions.......................................................................     23
         SECTION 4.17.  Material Contracts.........................................................................     23
         SECTION 4.18.  Intellectual Property Rights...............................................................     24
         SECTION 4.19.  Labor Matters..............................................................................     25
         SECTION 4.20.  Year 2000 Compliance.......................................................................     25
         SECTION 4.21.  Compliance with Laws.......................................................................     26
         SECTION 4.22.  Insurance..................................................................................     26
         SECTION 4.23.  The Rights Agreement.......................................................................     26

ARTICLE 5 COVENANTS ...............................................................................................     26
         SECTION 5.01.  Conduct of Business of the Company.........................................................     26
         SECTION 5.02.  No Solicitation............................................................................     28
         SECTION 5.03.  Access to Information......................................................................     30
         SECTION 5.04.  Best Efforts...............................................................................     30
         SECTION 5.05.  Indemnification, Exculpation and Insurance.................................................     31
         SECTION 5.06.  Employee Plans and Benefits and Employment Contracts.......................................     32
         SECTION 5.07.  Meeting of the Company's Stockholders......................................................     32
         SECTION 5.08.  Public Announcements.......................................................................     33
         SECTION 5.09.  Performance by Merger Subsidiary...........................................................     34
         SECTION 5.10.  Notification of Certain Matters............................................................     34

ARTICLE 6 CONDITIONS TO THE MERGER ................................................................................     34
         SECTION 6.01.  Conditions to Each Party's Obligation to Effect the Merger.................................     34

ARTICLE 7 TERMINATION; AMENDMENT; WAIVER ..........................................................................     35
         SECTION 7.01.  Termination................................................................................     35
         SECTION 7.02.  Effect of Termination......................................................................     36
         SECTION 7.03.  Amendment..................................................................................     36
         SECTION 7.04.  Extension; Waiver..........................................................................     37
         SECTION 7.05.  Procedure for Termination, Extension or Waiver.............................................     37
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ARTICLE 8 MISCELLANEOUS ...........................................................................................     37

         SECTION 8.01.  Non-Survival of Representations and Warranties.............................................     37
         SECTION 8.02.  Entire Agreement; Assignment...............................................................     37
         SECTION 8.03.  Validity...................................................................................     37
         SECTION 8.04.  Notices....................................................................................     38
         SECTION 8.05.  Governing Law..............................................................................     39
         SECTION 8.06.  Jurisdiction...............................................................................     39
         SECTION 8.07.  Descriptive Headings.......................................................................     39
         SECTION 8.08.  Parties in Interest........................................................................     39
         SECTION 8.09.  Counterparts...............................................................................     39
         SECTION 8.10.  Fees and Expenses..........................................................................     39
         SECTION 8.11.  Certain Definitions........................................................................     40
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
                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of May 10, 1999, among JLG Industries, Inc., a Pennsylvania corporation ("PARENT"), JLG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY"), and Gradall Industries, Inc., a Delaware corporation (the "COMPANY").

         The parties hereto agree as follows:


                                    ARTICLE 1
                                    THE OFFER

         SECTION 1.1. The Offer. (a) As promptly as practicable after the date hereof, but in no event later than the fifth business day after the public announcement of the execution of this Agreement, Parent shall cause Merger Subsidiary to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934), and Merger Subsidiary shall commence, an offer (the "OFFER") to purchase for cash all issued and outstanding shares, together with the associated rights to purchase Series B Participating Cumulative Preferred Stock ( collectively, the "SHARES") of common stock, $.00l par value per share, of the Company (the "COMMON STOCK") at a price of $20 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to as the "OFFER PRICE"). The Offer shall be subject to only those conditions set forth in Annex A (any of which may be waived by Merger Subsidiary in its sole discretion; provided that, without the consent of the Company, Merger Subsidiary shall not waive the Minimum Tender Condition (as defined in Annex A)).

         (b) As soon as practicable on the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the Securities and Exchange Commission (the "SEC") with respect to the Offer a Tender Offer Statement on
Schedule 14D-1 (the "SCHEDULE 14D-1"), which will comply in all material respects with the provisions of applicable federal securities laws and will contain the offer to purchase relating to the Offer (the "OFFER TO PURCHASE") and forms of related letters of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to herein collectively as the "OFFER Documents"). Parent will deliver copies of the proposed forms of the Schedule 14D-1 and the Offer Documents (as well as any change thereto) to the Company within a reasonable time prior to the commencement of the Offer for prompt review and comment by the Company and its counsel. Parent will provide the Company and its counsel in writing any comments that Merger Subsidiary, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Parent and Merger Subsidiary represent that the Schedule 14D-1 and the Offer Documents (including any amendments or supplements thereto) (i) shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "EXCHANGE ACT") and (ii) shall not, in the
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case of the Schedule 14D-1 at the time filed with the SEC and at the time the
Offer is consummated and in the case of the Offer Documents when first published, sent or given to the stockholders of the Company and at the time the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Parent and Merger Subsidiary make no covenant, representation or warranty as to any of the information relating to and supplied by the Company in writing specifically for inclusion in the
Schedule 14D-1 or the Offer Documents (including any amendments or supplements thereto). Parent and Merger Subsidiary shall promptly correct any information in the Schedule 14D-1 or the Offer Documents that shall have become false or misleading in any material respect and take all steps necessary to cause such
Schedule 14D-1 or Offer Documents as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law. Parent and Merger Subsidiary will provide copies of any amendments or supplements to the Offer Documents or the Schedule 14D-1 to the Company prior to any filing of such amendments or supplements with the SEC in order to provide the Company and its counsel with a reasonable opportunity to review and comment thereon.

         (c) Each of Parent and Merger Subsidiary expressly reserves the right to modify the terms of the Offer, except that neither Parent nor Merger Subsidiary shall, without the prior written consent of the Company, decrease the consideration payable in the Offer, change the form of consideration payable in the Offer, decrease the number of Shares sought pursuant to the Offer, change or modify the conditions to the Offer in a manner adverse to the Company or holders of Shares, impose additional conditions to the Offer, waive the Minimum Tender Condition, or amend any term of the Offer in any manner adverse to the Company or holders of Shares. Notwithstanding the foregoing, Merger Subsidiary, without the consent of the Company, (i) must extend the Offer for an aggregate of 10 additional business days after the then scheduled expiration date of the Offer to the extent necessary to permit such condition to be satisfied (the "FIRST EXTENSION PERIOD"), (ii) may extend the Offer, if at the end of the First Extension Period any of the conditions to Merger Subsidiary's obligation to accept for payment and pay for Shares shall not have been satisfied, until such time as such condition is satisfied or waived and (iii) may extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

         (d) Parent will provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to accept for payment, and pay for, Shares that Merger Subsidiary becomes obligated to accept for payment, and pay for, pursuant to the Offer.

         (e) Merger Subsidiary shall accept for payment, and pay for, Shares in accordance with the Offer, subject to the satisfaction or waiver of the conditions to the Offer.

         SECTION 1.2. Company Actions. (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has by unanimous vote


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
adopted resolutions approving the Offer, the Merger (as defined in Section 2.01) and this Agreement, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending acceptance of the Offer and approval of the Merger and this Agreement by the stockholders of the Company; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation to the extent that the Board of Directors of the Company concludes in accordance with Section 5.02 hereof, that such action is necessary in order for the Board of Directors to satisfy its fiduciary duties under applicable law. The Company further represents that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MERRILL LYNCH") has delivered to the Company's Board of Directors its opinion that as of the date of this Agreement the cash consideration to be received by holders of the Shares for such Shares is fair to such holders from a financial point of view, and that the Company is authorized by Merrill Lynch to include a summary description of such opinion in the Offer Documents, provided that any summary description of such opinion shall be subject to prior review and approval by Merrill Lynch. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section.

         (b) The Company will file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") containing such recommendations of the Board in favor of the Offer and the Merger; provided, however, that the Board of Directors of the Company may modify, withdraw or change such recommendation to the extent that the Board of Directors concludes in accordance with Section 5.02 hereof, that such action is necessary in order for the Board of Directors to satisfy its fiduciary duties under applicable law. The Company will deliver the proposed forms of the Schedule 14D-9 and the exhibits thereto to Parent within a reasonable time prior to the commencement of the Offer for prompt review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to stockholders of the Company. The Company will provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Company represents that the Schedule 14D-9, on the date filed with the SEC and on the date first published, sent or given to the stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no covenant, representation or warranty as to any of the information relating to and supplied by Parent or Merger Subsidiary in writing specifically for inclusion in the Schedule 14D-9 (including any amendments or supplements thereto). The Company shall promptly correct any information in the Schedule 14D-9 that shall have become false or misleading in any material respect and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable federal securities laws.


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
         (c) In connection with the Offer, the Company shall furnish to, or cause to be furnished to, Parent and its information agent mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish Parent and its information agent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

         (d) Promptly upon the acceptance for payment of and payment for any Shares by Merger Subsidiary, Merger Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Merger Subsidiary, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the number of directors on the Board of Directors of the Company and (ii) the percentage that such number of votes represented by Shares so purchased bears to the number of votes represented by Shares outstanding, and the Company shall at such time, subject to applicable law, including applicable fiduciary duties, cause Merger Subsidiary's designees to be so elected by its existing Board of Directors. Subject to applicable law, including applicable fiduciary duties, the Company promptly shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the information statement (the "INFORMATION STATEMENT") containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Parent and Merger Subsidiary shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Merger Subsidiary's designees). In connection with the foregoing, the Company will, subject to applicable law, including applicable fiduciary duties, promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or use its best efforts to obtain the resignation of such number of its current directors as is necessary to enable Merger Subsidiary's designees to be elected or appointed to the Company's Board of Directors as provided above.

         (e) Notwithstanding any other provision hereof, of the certificate of incorporation or by-laws of the Company or of applicable law to the contrary, following the election or appointment of Merger Subsidiary's designees pursuant to Section 1.02(d) and prior to the Effective Time, any amendment or termination of this Agreement or waiver of the obligations or other acts of Parent or Merger Subsidiary hereunder or waiver by the Company of the Company's rights hereunder will require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof and who voted to approve this Agreement.


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
                                    ARTICLE 2
                                   THE MERGER

         SECTION 2.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), Merger Subsidiary shall be merged with and into the Company (the "MERGER") as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6. Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall continue its existence under the laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

         SECTION 2.2. Effective Time. Upon the terms and subject to the conditions hereof, as soon as possible after consummation of the Offer and to the extent required by the DGCL after the vote of the stockholders of the Company in favor of the approval of the Merger and this Agreement has been obtained, the Merger shall be consummated by filing with the Secretary of State of the State of Delaware, as provided in the DGCL, a certificate of merger or other appropriate documents (in any such case, the "CERTIFICATE OF MERGER") and the parties hereto shall make all other filings or recordings required under the DGCL (the later of the time of such filing or the time specified in the Certificate of Merger being the "EFFECTIVE TIME").

         SECTION 2.3. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. As of the Effective Time, the Company, as the Surviving Corporation, shall be a wholly-owned subsidiary of Parent.

         SECTION 2.4. Certificate of Incorporation and Bylaws. (a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law.

         (b) The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law.

         SECTION 2.5. Directors and Officers. The directors of Merger Subsidiary and the officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified.

         SECTION 2.6. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

         (a) each Share held by the Company as treasury stock and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall be canceled and retired and no payment made with respect thereto;

         (b) each issued and outstanding Share, other than those Shares referred to in Section 2.06(a) or Dissenting Shares (as defined in Section 2.07), shall be converted into the right to receive from the Surviving Corporation an amount of cash, equal to the Offer Price payable to the holder thereof, without interest (the "MERGER CONSIDERATION"); and

         (c) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

         SECTION 2.7. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a Person (a "DISSENTING STOCKHOLDER") who objects to the Merger and complies with all the provisions of Delaware law concerning the right of holders of Shares to require appraisal of their Shares ("DISSENTING SHARES") shall not be converted as described in Section 2.06(b) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, except as required by any competent court, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         SECTION 2.8. Payments for Shares. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as disbursing agent for the Merger (the "DISBURSING AGENT"). Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable in all material respects to the Company, and shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's stockholders cash at such times as shall be necessary to make the payments pursuant to Section 2.06 to holders of Shares (such amounts being hereinafter referred to as the "EXCHANGE FUND"). The Disbursing Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund.

         (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "CERTIFICATES") a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificate for payment therefor. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.08, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other Subsidiary of Parent or Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

         (c) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in this Section 2.08.

         (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof not previously delivered to Parent) that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid to the Parent. Any stockholders of the Company who have not theretofore complied with Section 2.08 shall thereafter look only to Parent and the Surviving Corporation for payment of their claim for the Merger Consideration per Share, without any interest thereon.

         (e) To the fullest extent permitted by applicable law, none of Parent, Merger Subsidiary, the Company or the Disbursing Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 2.9. Stock Option and Other Plans. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, limited stock appreciation rights and performance units (the "STOCK OPTIONS") heretofore granted under any stock option, performance unit or similar plan of the Company (the "STOCK PLANS"). Immediately prior to the Effective Time each Stock Option, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes)(the "CASH PAYMENT"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject or related to such Stock Option, whether or not then vested or exercisable, and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject or related to such Stock Option, each such Cash Payment to be paid to each holder of an outstanding Stock Option at the Effective Time.

         (b) The Company shall use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Stock Options will be to receive the Cash Payment in cancellation and settlement thereof.

         (c) The Company shall take all actions as are reasonably necessary to cause the "SHARE PURCHASE DATE" applicable to the then current "OFFERING PERIOD" (both, within the meaning of the Gradall Industries, Inc. Employee Stock Purchase Plan (the "STOCK PURCHASE PLAN")) to be the last trading day on which the Company Common Stock is traded on the NASDAQ, immediately prior to the date which is fifteen (15) business days following the acceptance for payment for Shares under the Offer (or, if earlier, the Effective Time) (the "NEW PURCHASE DATE"); provided that, such change in the "SHARE PURCHASE DATE" shall be conditioned upon the acceptance for payment of Shares under the Offer. On the New Purchase Date, the Company shall apply the funds credited as of such date under the Stock Purchase Plan within each participant's payroll withholdings account to the purchase of whole shares of Common Stock in accordance with the terms of the Stock Purchase Plan; provided, however that the cost to each participant in the Stock Purchase Plan for the shares shall be the lower of 85% of the closing sale price of Company Common Stock, as reported on the NASDAQ on
(i) the first trading day of the then current Offering Period or (ii) the last trading day prior to the New Purchase Date.

         (d) All Stock Plans and the Stock Purchase Plan shall terminate as of the Effective Time and following the Effective Time, no holder of a Stock Option or any participant in any Stock Plans and the Stock Purchase Plan shall have any right thereunder to acquire any capital stock of the Company or any Subsidiary or the Surviving Corporation.


                                    ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

         Parent and Merger Subsidiary represent and warrant to the Company as follows:

         SECTION 3.1. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries taken as a whole, or the ability of Parent or Merger Subsidiary to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement (a "PARENT MATERIAL ADVERSE EFFECT").

         SECTION 3.2. Corporate Authority. Each of Parent and Merger Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by its respective Board of Directors and the stockholder of Merger Subsidiary, and no other corporate action on the part of Parent or Merger Subsidiary is necessary to authorize the execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby (including the Offer). This Agreement has been duly executed and delivered by each of Parent and Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally.

         SECTION 3.3. Information Supplied. None of the information supplied by Parent, Merger Subsidiary and their respective affiliates specifically for inclusion in the Schedule 14D-9 or the Proxy Statement (as defined below), if required, shall, with respect to the Schedule 14D-9, at the time such Schedule is filed with the SEC or first published or sent or given to holders of Shares or at the time the Offer is consummated or, with respect to the Proxy Statement, at the time the Proxy Statement is mailed or at the time of the meeting of the Company's stockholders, or action by written consent of stockholders, as the case may be ("STOCKHOLDER ACTION DATE"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to stockholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith, are collectively referred to herein as the "PROXY STATEMENT."

         SECTION 3.4. Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "GOVERNMENTAL ENTITY") is required by Parent or Merger Subsidiary in connection with the execution and delivery of this Agreement by Parent or Merger Subsidiary or the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement, except for (i) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (ii) requirements under the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or any of its subsidiaries is qualified to do business; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 3.5. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.04, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any obligation of Parent or any of its Subsidiaries or to a loss of a material benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Parent or any of its subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, other than, in the case of clauses (b), (c) and (d), any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         SECTION 3.6. Financing. As of the date of the acceptance for payments of the Shares pursuant to the Offer, Parent or Merger Subsidiary has, and will at all times thereafter until consummation of the Merger and the transactions contemplated thereby, continue to have, and will make available to Merger Subsidiary, the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby, and to pay related fees and expenses (the "Merger Funds"). The Company has received a true and complete copy of a letter of commitment obtained by Parent from First Union National Bank to provide debt financing pursuant to a credit facility described therein ("Financing Commitment") that describes Parent's expected source of the Merger Funds.

         SECTION 3.7. Finders' Fees. Except for Gleacher & Co. LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

         SECTION 3.8. Delaware Law. As of the time immediately prior to the execution of this Agreement, neither Parent nor any of its Subsidiaries was an "INTERESTED STOCKHOLDER", as such term is defined in Section 203 of DGCL.

         SECTION 3.9. Ownership of Shares. Except pursuant to the Stockholders Agreement, neither Parent nor, to its knowledge any of its Subsidiaries or affiliates, (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company.


                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the disclosure schedule of the Company hereto (the "COMPANY DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

         SECTION 4.1. Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect. For purposes of this Agreement (except paragraph (f) of Annex A hereto), "Company Material Adverse Effect" means (i) a material adverse effect on the financial condition, assets, liabilities, business, or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, provided that a material adverse effect on the liabilities of the Company shall be deemed to be a loss, casualty, damage, judgment, fine or other liability (net of any corresponding asset), in each case whether contingent or realized, required in accordance with generally accepted accounting principles ("GAAP") to be reflected on the Company's consolidated financial statements and that if so reflected would reduce the Company's consolidated stockholders equity by more than $2 million. The definition of Company Material Adverse Effect is not intended to define, qualify or provide any basis for interpreting paragraph (f) of Annex A hereto. The Company has heretofore delivered to

Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

         SECTION 4.2. Corporate Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to any required approval of the Merger by the Company's stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by its Board of Directors, and except for any required approval of the Merger by the Company's stockholders, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally.

         SECTION 4.3. Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by the Company or any Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) compliance with applicable requirements under the HSR Act, (ii) requirements under the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such filings to satisfy applicable requirements of state securities or "BLUE SKY" laws; and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.4. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company or the comparable charter or organizational documents of any Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any obligation of the Company or any Subsidiary or to a loss of a material benefit to which the Company or any Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or
(d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, other than, in the case of clauses (b), (c) and (d), any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Company Material Adverse Effect.

         SECTION 4.5. Capitalization. The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, 140 shares of Series A Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED STOCK") and 2,000,000 shares of Serial Preferred Stock, par value $.00l per share (the "SERIAL PREFERRED STOCK") of which 300,000 shares have been designated as Series B Participating Cumulative Preferred Stock pursuant to the Rights Agreement, dated as of May 29, 1998, between the Company and ChaseMellon Shareholder Services, LLC ("RIGHTS AGREEMENT"). As of April 30, 1999, there were outstanding 9,515,460 shares of Common Stock, zero shares of Series A Preferred Stock, zero shares of Serial Preferred Stock and Stock Options to purchase an aggregate of 811,557 Shares (of which options to purchase an aggregate of 260,774 Shares were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section and in the Rights Agreement and the Stock Purchase Plan, and except for changes since April 30, 1999 resulting from the exercise of Stock Options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 4.6. Subsidiaries. Section 4.06 of the Company Disclosure Schedule sets forth a list of each Subsidiary of the Company. Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of the Subsidiaries have been validly issued, and are fully paid, non-assessable and are owned by the Company or another Subsidiary free and clear of all Liens. There are no (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary and
(ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the

"SUBSIDIARY SECURITIES"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         SECTION 4.7. Company SEC Documents and Other Reports. Except for the Company's Annual Report on Form 10-K for fiscal year 1998, since June 25, 1996 the Company has timely filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations (including under applicable extensions) thereunder (collectively, the "COMPANY SEC DOCUMENTS"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules promulgated thereunder (the "SECURITIES ACT") and the Exchange Act. None of such forms, reports or documents required by the Exchange Act at the time filed, nor any of such forms, reports or documents required by the Securities Act as of the date of their effectiveness contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Company SEC Document has been revised or superseded by a later-filed Company SEC Document filed and publicly available prior to the date hereof. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         SECTION 4.8. Proxy Statement. If a Proxy Statement is required for the consummation of the Merger under applicable law, the Proxy Statement will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement or incorporated by reference therein. None of the information supplied by the Company specifically for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed or at the time of the Stockholder Action Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.9. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 or (iii) the Information Statement, will, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Subsidiary specifically for inclusion or incorporation by reference therein.

         SECTION 4.10. Absence of Certain Changes. Except as disclosed in the Company SEC Documents or as contemplated by this Agreement, since December 31, 1998, until the date of acceptance and payment for the Shares under the Offer, there has not been any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, except for general economic changes, changes that affect the industry of the Company or any Subsidiary generally, and changes in the Company's business after the date hereof attributable solely to actions taken by Parent or Merger Subsidiary. Except as disclosed in the Company SEC Documents and Section 4.10 of the Company Disclosure Schedule, since December 31, 1998, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any Shares; (b) any split, combination or reclassification of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (c) (i) any granting by the Company or any of the Subsidiaries to any officer or key employee of the Company or any of the Subsidiaries of any increase in compensation, except in the ordinary course of business or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Company SEC Documents or (ii) any entry by the Company or any Subsidiary into any employment, severance or termination agreement with any such officer or key employee or granting by the Company or any Subsidiary to any such officer or key employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Company SEC Documents, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Company Material Adverse Effect, or (e) any change in accounting methods, principles or practices by the Company or any Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

         SECTION 4.11. Litigation. Except as disclosed in Section 4.11 of the Company Disclosure Schedule, as of the date hereof there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary before any court or arbitrator or before or by any governmental body, agency or official that, individually or in the aggregate, would be reasonably likely to result in a claim against the Company in excess of $500,000.

         SECTION 4.12. Benefit Plans; ERISA. (a) Section 4.12 of the Company Disclosure Schedule sets forth a complete list of all "EMPLOYEE BENEFIT PLANS" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, including, but not limited to, any bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, stock purchase, severance pay, termination pay, unemployment benefit, vacation pay, savings, medical, dental, post-retirement medical, accident, disability, weekly income, salary continuation, health, life or other insurance fringe benefits, change in control or other material employee benefit plans, programs or arrangements currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "CODE") (each a "COMMONLY CONTROLLED ENTITY"), for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any Commonly Controlled Entity and with respect to which the Company or any Commonly Controlled Entity has any unsatisfied liability (collectively, the "BENEFIT PLANS"). Section 4.12 of the Company Disclosure Schedule also includes a list of each written employment, severance, compensation, termination or similar type of agreement between the Company or a Commonly Controlled Entity and any current or former employees with respect to which the Company or any Commonly Controlled Entity has any unsatisfied liability (the "EMPLOYMENT AGREEMENTS").

         (b) Except as indicated in Section 4.12 of the Company Disclosure Schedule, the Company has delivered or made available to Parent true, complete and correct copies of each Benefit Plan (including all amendments adopted since the most recent restatement), and each Employment Agreement (including all amendments or riders). Except as indicated in Section 4.12 of the Company Disclosure Schedule, with respect to each Benefit Plan that is subject to ERISA (an "ERISA PLAN"), the Company has delivered or made available to Parent where applicable (i) the most recent summary plan description (including all summaries of material modifications prepared since the most recent summary plan description); (ii) annual reports on Form 5500 for the three most recent years such reports have been filed; (iii) each related trust agreement, (including all amendments), (iv) the most recent Internal Revenue Service (the "IRS") determination letter, and (v) any participation or collective bargaining agreement referenced in any ERISA Plan. Except as set forth in Section 4.12 of the Company Disclosure Schedule, the Company has no unfunded liabilities with respect to any ERISA Plan as of the end of the Company's most recent fiscal year that are not reflected on the Company's financial statements for such fiscal year.

         (c) To the Company's knowledge, and except as indicated in Section 4.12 of the Company Disclosure Schedule, each Benefit Plan, has been administered in all material respects with its terms and with the applicable provisions of ERISA and the Code. Except as may be provided under any collective bargaining agreement or as may otherwise be required by law, the Company has no commitment, whether or not legally binding, to create any additional Benefit Plan or to change the terms of any existing Benefit Plan. Except as disclosed in the Company Disclosure Schedule, the transactions contemplated by this Agreement will not, solely as a result of their consummation, increase or accelerate any amount due under any Employment Agreement or a Benefit Plan, require assets to be set aside or other forms of security to be provided with respect to any liability under any Employment Agreement or Benefit Plan, or result in any "PARACHUTE PAYMENT" (within the meaning of Code Section 280G) under any Benefit Plan.

         (d) Each ERISA Plan, other than a "multiemployer plan", as defined in
Section 3(37) of ERISA (a "Multiemployer Plan) intended to be qualified under
Section 401(a) of the Code has been the subject of a determination letter(s) from the IRS to the effect that such ERISA Plan is qualified under Section 401(a), and its related trust is exempt from Federal income taxation under
Section 501(a) of the Code as amended at least through the statutory changes implemented under the Tax Reform Act of 1986, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such ERISA Plan been amended nor, to the knowledge of the Company, has anything occurred since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification. Except as indicated in Section 4.12 of the Company Disclosure Schedule, no Benefit Plan that is not a Multiemployer Plan is subject to any ongoing audit, administrative proceeding or, to the knowledge of the Company, any investigation by any governmental entity. Except as indicated in
Section 4.12 of the Company Disclosure Schedule, to the knowledge of the Company, no event or condition exists or is reasonably expected to occur in connection with the administration of any Benefit Plan that would either (i) subject the Company to any material liability, contingent or otherwise to the IRS, the Department of Labor ("DOL") or the Pension Benefit Guarantee Corporation (other than any liability for premiums payments to the Pension Benefit Guarantee Corporation) or (ii) cause the imposition of any lien on the assets of the Company under the Code or ERISA. Except as indicated in Section
4.12 of the Company Disclosure Schedule, no ERISA Plan that is not a Multiemployer Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the IRS or the DOL, and to the knowledge of the Company, no Multiemployer Plan is subject to any such application for administrative relief. To the knowledge of the Company, no Person has engaged in any "PROHIBITED TRANSACTION" (as such term is defined in ERISA and the Code) with respect to any ERISA Plan (other than any prohibited transaction with respect to which an exemption has been granted). The Company has paid or remitted all contributions to each ERISA Plan that is not a Multiemployer Plan within the time period required by applicable law.

         (e) No ERISA Plan that is a "SINGLE-EMPLOYER PLAN" (as defined in
Section 4001(a)(15) of ERISA and which is subject to Title IV of ERISA ("SINGLE EMPLOYER PLAN")) has incurred an "ACCUMULATED FUNDING DEFICIENCY" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

         (f) No "REPORTABLE EVENT" (as that term is defined in Section 4043 of ERISA) has occurred with respect to any Single Employer Plan, for which the 30-day notice requirement has not been waived (other than with respect to transactions contemplated by this Agreement).

         (g) Except as set forth in the Company Disclosure Schedule, with respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(l) of ERISA), no such Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under an ERISA Plan qualified under Section 401(a) of the Code.

         (h) Section 4.12 of the Company Disclosure Schedule identifies each ERISA Plan that is a Multiemployer Plan. To the Company's knowledge, (i) each such plan has been operated and administered, in all material respects, in accordance with its terms and all applicable laws, (ii) each such plan is qualified under Section 401(a) of the Code, (iii) all required material contributions or other material payments of any type that the Company or any Commonly Controlled Entity has been obligated to make to any such plan have been duly and timely made, (iv) with respect to each such plan, no claims (other than routine claims for benefits) are pending and (v) neither the Company nor any Commonly Controlled Entity has made or incurred a "COMPLETE WITHDRAWAL" or "PARTIAL WITHDRAWAL" as those terms are respectively defined in Sections 4203 and 4205 of ERISA from any Plan that would reasonably be expected to result in a withdrawal liability (as determined in accordance with Section 4201(b) of ERISA) that would have a Company Material Adverse Effect. With respect to any Multiemployer Plan in which any employee of the Company participates, any complete withdrawal from such plan by the Company and/or any Commonly Controlled Entity would not result in a liability to the Company or any Commonly Controlled Entity in excess of $2,000,000.

         (i) Except as identified in Section 4.12 of the Company Disclosure Schedule, with respect to any Benefit Plan that is not a Multiemployer Plan, no claims (other than routine claims for benefits) are pending, or to the knowledge of the Company, threatened.

         SECTION 4.13. Environmental Matters. Except as set forth in Section
4.13 of the Company Disclosure Schedule or any non-compliances, violations or environmental conditions or matters that are inconsistent with the following representations and warranties and that individually or in the aggregate, would not have a Company Material Adverse Effect:

         (a) the Company, its Subsidiaries, and their respective predecessors in interest, as well as the facilities owned, leased, used, or operated by the Company, its Subsidiaries, and their respective predecessors in interest, are, and have at all times been, in compliance with all applicable Environmental Laws, including without limitation, obtaining and maintaining in force all permits, licenses, registrations, and other governmental authorizations (and complying with all terms and conditions thereof), making all notifications, and involving all governmental authorities in environmental activities, as required under the Environmental Laws;

         (b) the Company, its Subsidiaries, and their respective predecessors in interest have not received any claim, notice, allegation, suggestion, or other communication (whether in writing or otherwise) from any Person that alleges that the Company is or was not in compliance with any Environmental Law or that the Company, its Subsidiaries, or their respective predecessors in interest are subject to liability or responsibility of any kind under or relating to any Environmental Law;

         (c) there are no facts, events, or circumstances (whether on Company-owned property or off-site) that may prevent or interfere with the Company's compliance with any Environmental Laws in the future, or that would give rise to liability under any Environmental Law, or that would materially restrict Parent from operating the Company and operating or using its properties after the Effective Time;

         (d) the Company, its Subsidiaries, and their respective predecessors in interest, their agents, contractors, lessees, lessors, subtenants and third parties have at all times received, handled, used, stored, treated, shipped, transported, and disposed of all Hazardous Substances at or from such facilities owned, leased, used, or operated by the Company, its Subsidiaries, or their respective predecessors in interest in compliance with all Environmental Laws;

         (e) there are no conditions at, on, about, under, adjacent to, or near any real property currently or formerly owned, leased, used or operated by the Company, its Subsidiaries, or their respective predecessors in interest, that are in violation of the Environmental Laws;

         (f) there are no conditions at, on, about, under, adjacent to, or near any real property currently or formerly owned, leased, used or operated by the Company, its Subsidiaries, or their respective predecessors in interest for which remedial, response, removal, corrective action, abatement, or other cleanup-related or corrective work is required under the Environmental Laws;

         (g) there has been no release, discharge, deposit, placement, disposal, or migration of Hazardous Substances at, on, about, under, adjacent to, or near any real property currently or formerly owned, leased, used or operated by the Company, its Subsidiaries, or their respective predecessors in interest, and no real property currently or formerly owned, leased, used or operated by the Company, its Subsidiaries, or their respective predecessors in interest is or was otherwise contaminated by a Hazardous Substance, or has been used at any time as a landfill or waste disposal site for Hazardous Substances or non-hazardous wastes;

         (h) neither the Company, its Subsidiaries, nor their respective predecessors in interest, has disposed of or treated, or arranged for the disposal or treatment of any Hazardous Substance at any site or location that was not authorized or licensed to receive such materials for disposal or treatment, or at any site or location for which it has received a notice of potential liability or request for information under the Environmental Laws, or at any site or location which, pursuant to any Environmental Law has been placed on the National Priorities List or state or local equivalent cleanup priorities list, has been proposed by any person or entity for consideration for or placement on such a list, or is the subject of a claim, order, decree, request, settlement, or other demand from any person or entity for removal, remedial, response, corrective action, abatement, or cleanup or corrective work, or is the site or location of an event or occurrence in violation of the Environmental Laws;

         (i) neither the Company, its Subsidiaries, any of their respective predecessors in interest, nor any third party uses, or has used, places, or has placed, in any underground storage tanks, oil/water separators, septic tanks or other subsurface process tanks or containment devices (whether or not presently abandoned and whether or not on property now or previously occupied by the Company, its Subsidiaries, or their respective predecessors in interest) as defined in the Environmental Laws (whether or not such tanks are subject to any exemption included in the Environmental Laws);

         (j) neither the Company, its Subsidiaries, nor their respective predecessors in interest are subject to any fine or penalty as a result of a violation of any Environmental Law;

         (k) no litigation, judicial or administrative proceeding, investigation, order, judgment or decree is pending or threatened relating to violation of or liability under or relating to any Environmental Law, including without limitation violations or liabilities relating to any off-site disposal or contamination, and/or the ownership, use, maintenance or operation of the facilities currently or formerly owned, leased, used or operated by the Company, its Subsidiaries, or their respective predecessors in interest, nor is there any basis for any such proceedings being instituted or filed;

         (l) none of the Company, its Subsidiaries, or their respective predecessors in interest has entered into, has agreed to, or is subject to any settlement, judgment, decree, order, agreement, or negotiation or other similar obligation or proceeding under or relating to any Environmental Law;

         (m) there are no environmental reports of which the Company has knowledge and possession and no material environmental data, audits, or assessments describing the condition of any property owned, leased, used or operated by the Company, its Subsidiaries, or their respective predecessors in interest that have not been provided (in true and correct form) to Parent; and

         (n) the Company, its Subsidiaries, and their respective predecessors in interest have exercised due diligence to determine the presence, location and amount of asbestos-containing material and presumed asbestos-containing material at the facilities currently owned, leased, used or operated by the Company, its Subsidiaries, and their respective predecessors, in full compliance with 29 C.F.R. 1919 et seq., and all documents concerning the presence, location and quantity of asbestos-containing material and presumed asbestos-containing material are identified on the Company Disclosure Schedule.

         "ENVIRONMENTAL LAW" means any and all applicable Federal, state, local, or other law (including, without limitation, common law, tort principles, toxic tort, contribution, and equity), statute, regulation, rule, code, guidance, standard, ordinance, order, judgment, directive, permit, license, registration, authorization, approval, injunction, decree or judicial opinion or other governmental requirement relating to the manufacture, processing, distribution, use, treatment, storage, handling, emission, discharge, release, threatened release, transport, or disposal of Hazardous Substances or relating to pollution or protection of human health, natural resources, or the environment (including air, surface water, groundwater, soil, ground, land surface, land subsurface areas, and terms of similar import).

         "HAZARDOUS SUBSTANCE" means any hazardous material, hazardous substance, hazardous chemical, toxic chemical, toxic substance, hazardous waste, solid waste, liquid waste, pollutant, contaminant, or substance or term of similar import (including constituents thereof) that was, is now, or hereafter becomes regulated by or under authority of any Environmental Law or that could result in liability under any Environmental Law, or that is otherwise a danger to human health, reproduction, natural resources, or the environment, including without limitation, any petroleum products or by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorofluorocarbons, flammables or explosives, lead paint, radioactive material, including radon gas, and urea formaldehyde foam insulation.


         SECTION 4.14. Taxes. (a) Except as disclosed in Section 4.14 of the Company Disclosure Schedule: (i) all Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been filed and such Tax Returns were true, correct, and complete in all material respects, and (ii) the Company and each of its Subsidiaries has paid (or there has been paid on its behalf) all Taxes that are due whether or not shown on any Tax Return, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company's financial statements (as of the date thereof) and other than, in the case of clauses (i) and (ii), any such failure to file, inaccuracy, omission or failure to pay that individually or in the aggregate, would not have a Company Material Adverse Effect.

         (b) To the Company's knowledge, no claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the Company's knowledge, there are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for any lien for taxes not yet due. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party other than any such failure to withhold or pay that individually or in the aggregate, would not have a Company Material Adverse Effect.

         (c) Except as disclosed in Section 4.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, (i) currently is the beneficiary of any extension of time within which to file any Tax Return; (ii) has filed a consent under Section 341(f) of the Code concerning collapsible corporations; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code;
(iv) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date the Offer commences; (v) is a party to any tax allocation or sharing agreement; (vi) has any liability for the taxes of any person (other than any of the Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; or (vii) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

         (d) Section 4.14 of the Company Disclosure Schedule lists all federal, state, local, and foreign Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ending after December 31, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Purchaser correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries for taxable periods ending after December 31, 1993.

         (e) The unpaid income Taxes of the Company and its Subsidiaries (A) did not, as of December 31, 1998, exceed by any material amount the reserve for Income Tax liability (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the December 31, 1998 audited balance sheet (other than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Effective Time in accordance with the past custom and practice of the Company and its Subsidiaries in filing their income Tax Returns.

         (f) The term "TAXES" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government, including without limitation (i) income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, and estimated taxes and (ii) any interest, penalties or additions thereto, whether disputed or not.

         (g) The term "TAX RETURNS" shall mean any report, return, declaration, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         SECTION 4.15. Delaware Takeover Statute. The Board of Directors of the Company has approved the Offer, the Merger and the other transactions contemplated by this Agreement in accordance with the provisions of Section 203 of the DGCL.

         SECTION 4.16. Fees and Commissions. Other than amounts payable to Merrill Lynch and Morgan Lewis Githens & Ahn in accordance with the agreements attached to the Company Disclosure Schedule, no Person is entitled to receive from the Company or any Subsidiary of the Company any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby.

         SECTION 4.17. Material Contracts. (a) Except as disclosed in the Company Disclosure Schedule, neither the Company nor any Subsidiary is currently a party to or bound by, and none of the assets of the Company or any Subsidiary is covered by or subject to, any of the following (whether oral or written):

                  (i) any lease (whether of real or personal property) providing for annual rentals of $500,000 or more;

                  (ii) any agreement for the purchase of materials, software, supplies, goods, services, equipment or other assets providing for either (A) annual payments to be made by the Company and the Subsidiaries of $2,000,000 or more or (B) aggregate payments to be made by the Company and the Subsidiaries of $2,000,000 or more;

                  (iii) any sales, distribution or other similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to be made to the Company and the Subsidiaries of $2,000,000 or more or
(B) aggregate payments to be made to the Company and the Subsidiaries of $2,000,000 or more;

                  (iv) any partnership, joint venture or other similar agreement or arrangement;

                  (v) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Company retains any rights or obligations including any such agreement relating to any recapitalization of the Company or any predecessor;

                  (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $500,000 and which may be prepaid on not more than 30 days notice without the payment of any penalty;

                  (vii) any material option to purchase or sell assets, license, franchise or similar agreement;

                  (viii) any agency, dealer, sales representative, marketing or other similar agreement (other than the Company's standard form of dealer/distributor agreement);

                  (ix) any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or which would so limit the freedom of the Company or any Subsidiary after the Effective Time;

                  (x) any agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company or any of its Subsidiaries, (B) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any of its Subsidiaries;

                  (xi) any agreement with any director or officer of the Company or any Subsidiary or with any "ASSOCIATE" or any member of the "IMMEDIATE FAMILY" (as such terms are respectively defined in Rules 12b-2 and 16a-l of the Exchange Act) of any such director or officer;

                  (xii) any material agreement (A) creating any obligation of the Company or any Subsidiary to indemnify any person or (B) (other than commercial insurance policies) creating any obligation of any other person to indemnify the Company or any Subsidiary; or

                  (xiii) any escrow agreement relating to escrowed assets having a value in excess of $100,000.

         (b) Except as set forth in the Company Disclosure Schedule, each agreement contract, plan, lease arrangement or commitment disclosed in the Company Disclosure Schedule to this Agreement or required to be disclosed pursuant to this Section 4.17 (collectively, the "MATERIAL CONTRACTS") is a valid and binding agreement of the Company or a Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. True and complete copies of each such written Material Contract have been delivered to Parent.

         SECTION 4.18. Intellectual Property Rights. The Company and its Subsidiaries possess rights to use, whether through ownership, licensing or otherwise, all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes that are necessary for their business as now conducted and that the failure to possess would reasonably be expected to have a Company Material Adverse Effect (collectively, the "INTELLECTUAL PROPERTY RIGHTS"). Neither the Company nor any of its Subsidiaries have assigned, hypothecated or otherwise encumbered any of the Intellectual Property Rights. Except as disclosed in Section 4.18 of the Company Disclosure Schedule, (i) to the Company's knowledge, there are no infringements by any other party of any of the Intellectual Property Rights and
(ii) neither the Company nor any of its Subsidiaries have entered into any agreement to indemnify any other Person against any charge of infringement of any of its Intellectual Property Rights except for such matters as would not reasonably be expected to have, individually or in the aggregate, have a Company Material Adverse Effect. Except as disclosed in Section 4.18 of the Company Disclosure Schedule, to (i) the knowledge of the Company, the Company and its Subsidiaries have not since 1990 and do not violate or infringe any intellectual property right of any other Person, (ii) without regard to the knowledge of the Company, the Company and its Subsidiaries have not since 1990 and do not violate or infringe any intellectual property right of any other Person where such infringement would reasonably be expected to have a Company Material Adverse Effect, and (iii) the Company and its Subsidiaries have not since 1990 received any written communication alleging that it violates or infringes the intellectual property right of any other Person where such infringement would reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have not since 1990 received any written notice that it has been sued for infringing any intellectual property right of another Person.

         SECTION 4.19. Labor Matters. Except as set forth in Section 4.19 of the Company Disclosure Schedule, there are no labor disputes pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which disputes are reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is involved in or, to the knowledge of the Company, threatened with any labor dispute, grievance, litigation, administrative proceeding, petition or request relating to labor, safety or discrimination matters involving any persons employed by the Company or its Subsidiaries, (including, without limitation, charges of unfair labor practices or discrimination complaints) that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act within the past five years of the date hereof. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or union contract with respect to any persons employed by the Company or its Subsidiaries and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Except as set forth in Section 4.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there have been no such strikes, slowdowns, work stoppages or lockouts within the past three years of the date hereof.

         SECTION 4.20. Year 2000 Compliance. The computer systems of the Company and its Subsidiaries (including all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment) are Year 2000 compliant or will be Year 2000 compliant by December 31, 1999 except as would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 4.21. Compliance with Laws. Except as to Environmental Laws, as to which the only representation is exclusively in Section 4.13 hereof, and except as to ERISA and the Code with respect to the Benefit Plans, as to which the only representation is exclusively in Section 4.12 hereof, neither the Company nor any Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or decrees, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice to the effect that the Company or any Subsidiary is not in compliance with any applicable law, statute, ordinance, regulation, judgment, injunction, order or decree, except for such violations which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

         SECTION 4.22. Insurance. Section 4.22 of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all material policies of fire, liability, workmen's compensation and other forms of insurance policies (the "Insurance Policies") owned by the Company or its Subsidiaries. All premiums due and payable on the Insurance Policies have been paid in full. Except as set forth in Section 4.22 of the Company Disclosure Schedule, none of the Insurance Policies will terminate or lapse (in any way which would cause a Company Material Adverse Effect) by reason of the transactions contemplated by this Agreement. The Company has not received any written notice that any insurer under any Insurance Policy has canceled or disclaimed a significant liability under any such policy or, to the Company's knowledge, indicated any intent to do so or not to renew any such policy. All material pending claims under the Insurance Policies have been filed in a timely fashion, except where the failure to so file would not reasonably be expected to result in a Company Material Adverse Effect.

         SECTION 4.23. The Rights Agreement. The Company's Board of Directors has approved, and the Company agrees within two business days of the date hereof to enter into with its rights agent, an amendment to the Rights Agreement (the "RIGHTS PLAN AMENDMENT") to, among other things, (i) render the Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated hereby and (ii) ensure that (y) neither Parent nor any of its Subsidiaries is an Acquiring Person pursuant to the Rights Agreement and (z) a Distribution Date (as defined in the Rights Agreement) does not occur by reason of the execution of this Agreement, the commencement or completion of the Offer, the consummation of the Merger or the other transactions contemplated hereby.

                                    ARTICLE 5
                                    COVENANTS

         SECTION 5.1. Conduct of Business of the Company. Except as contemplated by this Agreement or as approved in writing by Parent, during the period from the date of this Agreement to the acceptance of Shares for payment, the Company and its Subsidiaries will each conduct its operations according to its ordinary and usual course of business in accordance with past practices, including substantial compliance with all applicable laws and the preservation, in accordance with commercially reasonable practices, of the Company's material business and assets (including its relationships with its significant customers and suppliers). Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, neither the Company nor any Subsidiary of the Company, without the prior written consent of Parent, will

                  (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class (including the Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares, other than (1) Shares issuable pursuant to the terms of outstanding Stock Options, the Stock Purchase Plan and commitment to the extent disclosed in Section 4.05, or (2) issuance of shares of capital stock to the Company by a wholly-owned Subsidiary of the Company, or (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date thereof or split, combine or reclassify any of the Company's capital stock;

                  (ii) purchase, redeem or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities (including the Shares);

                  (iii) declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company, except that a direct or indirect wholly-owned Subsidiary of the Company may pay a dividend or distribution to its parent;

                  (iv) except as disclosed to Parent prior to the date hereof, make any acquisition of any corporation or similar entity or a material amount of the assets of any corporation or similar entity, or sell a material amount of its assets, except in all instances for actions in the ordinary course of business;

                  (v) except in the ordinary course of business, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or (B) make any loans, advances of capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Subsidiary of the Company;

                  (vi) propose or adopt any amendments to the certificate of incorporation or bylaws of the Company;

                  (vii) except in the ordinary course of business and for any labor or collective bargaining agreement, enter into any new employment, severance or termination agreements with, or grant any increase in severance or termination pay to, any officers, directors or key employees or grant any material increases in the compensation or benefits to officers, directors and key employees;

                  (viii) change any accounting methods, principles or practices materially affecting their assets, liabilities or business, except insofar as may be required by a change in generally accepted accounting principles;

                  (ix) make any material tax election or settle or compromise any material income tax liability;

                  (x) except for any labor or collective bargaining agreement, permit any material amendment or waive any material rights with respect to any Material Contract or permit any discretionary release of a material amount of escrowed assets held pursuant to any escrow agreement included within the definition of Material Contract;

                  (xi) without first consulting with Parent regarding any material Company proposal, engage in any negotiations with officials or representatives of any labor union with respect to such material proposal regarding any possible modification, extension or replacement of any union contract or collective bargaining agreement, provided that the Company shall not be obligated to alter any such proposal after consultation with Parent;

                  (xii) take or permit any action (over which it has control) that would make any representation or warranty of the Company hereunder inaccurate in any material respect or omit to take any action (which action is commercially reasonable) necessary to prevent such representation or warranty from being so inaccurate; or

                  (xiii) agree in writing or otherwise to take any of the foregoing actions.

         SECTION 5.2. No Solicitation. (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, agent or representative of the Company or any of its Subsidiaries ("COMPANY REPRESENTATIVES") to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate the submission of any Acquisition Proposal or any inquiries regarding any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person (including any parties with which the Company or any representative of the Company has previously engaged in discussions or negotiations with respect to any Acquisition Proposal) any information with respect to its business, properties or assets, for the purpose of facilitating the consummation of, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company or any of its Subsidiaries or the Company Representatives from, prior to the acceptance for payment of Shares pursuant to the Offer, (A) furnishing information pursuant to a confidentiality letter (provided for informational purposes to Parent subject to the proviso in Section 5.02(c)), with terms no less favorable than the Confidentiality Agreement (as defined in Section 5.03) concerning the Company and its businesses, properties or assets to a Person who has made an unsolicited written Acquisition Proposal, or (B) engaging in discussions or negotiations with such Person who has made an unsolicited written Acquisition Proposal, but in each case referred to in the foregoing clauses (A) and (B) only to the extent that the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the stockholders of the Company under applicable law. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer for, or any expression of interest (by public announcement or otherwise) by any Person, other than Parent or its affiliates, in a merger or other business combination involving the Company or any Subsidiary of the Company or any inquiry, proposal or offer to acquire in any manner (including through a joint venture with the Company), directly or indirectly, all or any significant portion of the assets or capital stock of the Company or any Subsidiary of the Company.

         (b) Except as permitted by this Section, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the approval or recommendation by such Board of Directors or any committee thereof of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company or any Subsidiary to enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an unsolicited bona fide Acquisition Proposal that is a Superior Proposal, the Board of Directors of the Company may, if it shall have concluded in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the stockholders of the Company under applicable law, withdraw or modify its approval or recommendation of the Offer, this Agreement and the Merger taken together, or approve or recommend any such

Superior Proposal, or terminate this Agreement in order to enter into an agreement with respect to such a Superior Proposal or enter into any agreement with respect to such a Superior Proposal, in each case after Parent's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Board of Directors of the Company has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide written Acquisition Proposal on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with Merrill Lynch or another financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Offer and the Merger.

         (c) In addition to the obligations of the Company set forth in paragraph (b) above, the Company shall promptly, and in any event prior to taking any of the actions in clauses (A) and (B) of Section 5.02(a), advise Parent of any request for nonpublic information or of any Acquisition Proposal, and the material terms and conditions of such request or Acquisition Proposal; provided, however, that the Company is not required to provide to Parent any information if and to the extent that the Board of Directors of the Company determined in good faith and after consultation with outside counsel that in the exercise of its fiduciary obligations it is necessary to refrain from furnishing such information.

         (d) Nothing contained in this Section 5.02 will prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, the failure to so disclose would violate applicable law.

         SECTION 5.3. Access to Information. (a) Between the date of this Agreement and the Effective Time, the Company will upon reasonable notice (i) give Parent and its authorized representatives reasonable access during regular business hours to the Company's and each of its Subsidiary's plants, offices, warehouses and other facilities and to its books and records, (ii) permit Parent to make such inspections as it may require, and (iii) cause its officers, employees and agents and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent may from time to time reasonably request.

         (b) Information obtained by Parent pursuant to this Section 5.03 shall be subject to the provisions of the confidentiality agreement between the Company and Parent, dated November 3, 1997, as amended on February 23, 1999 (the "CONFIDENTIALITY AGREEMENT"), which remains in full force and effect.

         SECTION 5.4. Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Such best efforts shall include, without limitation, obtaining as promptly as practicable all necessary consents, approvals or waivers from third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  (b) The Company agrees to provide, and will cause its Subsidiaries and their respective officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of any financing contemplated by Financing Commitment, including without limitation, participation in meetings, due diligence sessions, and the preparation of any necessary documents and financial statements. The Company will also provide commercially reasonable assistance to Parent and the Merger Subsidiary in connection with the execution and delivery of any agreements or instruments necessary to obtain financing, or other certificates or documents as may be requested by Parent or the Merger Subsidiary, provided that neither the Company nor any of its Subsidiaries shall be required to enter into any written agreement or other instrument in connection with providing such assistance.

                  (c) The Company and Merger Subsidiary will as promptly as practicable file with the Federal Trade Commission and the Department of Justice the notification and report forms required for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all materials respects with the requirements of the HSR Act. Merger Subsidiary shall pay all filing fees required with respect to the notification, report and other requirements of the HSR Act.

                  (d) If at any time prior to the Effective Time any event or circumstance relating to either the Company, Parent or Merger Subsidiary, or any of their respective Subsidiaries, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering parties will promptly inform the other party of such event or circumstance.

         SECTION 5.5. Indemnification, Exculpation and Insurance. (a) From and after the Effective Time, Parent and Surviving Corporation shall indemnify, defend and hold harmless each person who was, is now, or who becomes prior to the Effective Time, an officer, director or employee of the Company against all losses, expenses, claims, damage, liabilities, costs, expenses, judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval will not be unreasonably withheld) arising out of the transactions contemplated by this Agreement to the fullest extent provided for under the Company's Certificate of Incorporation and By Laws as in effect as of the date hereof, including without limitation the advancement of expenses. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its

Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of the Company shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) in accordance with their terms.

         (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor its commitments and obligations pursuant to this Section
5.05 and Parent hereby guarantees the due and prompt performance in full of the Surviving Corporation's commitments and obligations pursuant to this Section
5.05. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.05(b).

         (c) For at least six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to or at the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable as a whole than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 5.05 the Surviving Corporation shall not be obligated to pay total premiums in excess of $400,000.

         (d) The provisions of this Section 5.05 are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution or, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         SECTION 5.6. Employee Plans and Benefits and Employment Contracts. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all existing employment, severance, consulting or other compensation agreements, plans or contracts between the Company or any Commonly Controlled Entity of the Company and any officer, director or employee of the Company or any Commonly Controlled Entity which are specifically disclosed on the Company Disclosure Schedule, provided that the Company shall implement the change of the Share Purchase Date under the Stock Purchase Plan prior to the acceptance for payment of Shares under the Offer.

         (b) For the one-year period immediately following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Surviving Corporation with benefits and coverage under such benefit plans, programs and arrangements that are no less favorable to the employees in the aggregate than the Benefit Plans; provided, however, to the extent that any such benefit plans, programs and arrangements that are pension plans (whether qualified or nonqualified, including, but not limited to, the Gradall Industries, Inc. Restoration Plan and the Gradall Industries, Inc. Amended and Restated Supplemental Executive Retirement Plan) are terminated or suspended at any time after the one-year period immediately following the Effective Time, Parent shall cause the Surviving Corporation to fully vest any participant in any such pension plans and pay the full accrued benefit on an unreduced and nondiscounted basis under the nonqualified plans (and with respect to the Gradall Industries, Inc. Benefit Restoration Plan, as if the participant retired at age 62 with 30 years of service under such Plan) to the participant at the time of the termination or suspension.

         SECTION 5.7. Meeting of the Company's Stockholders. (a) After consummation of the Offer, to the extent required by applicable law, the Company shall promptly take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene the Company Stockholder Meeting to consider and vote on the Merger and this Agreement. At the Company Stockholder Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall be voted to approve the Merger and this Agreement. Subject to its fiduciary duties and Section 5.02, the Board of Directors of the Company shall recommend that the Company's stockholders vote to approve the Merger and this Agreement if such vote is sought and shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger.

         (b) If required under applicable law, the Company and Parent shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Subsidiary purchases Shares pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company as of the record date for the Company Stockholder Meeting. If, at any time prior to the Effective Time, any event occurs relating to Parent or any of its Subsidiaries, affiliates, officers or directors that is required pursuant to applicable law to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company of such event.

         (c) Parent and Merger Subsidiary shall not, and they shall cause their Subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares acquired pursuant to the Offer or otherwise prior to the Company Stockholder Meeting; provided, however, that this Section 5.07(c) shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all such Shares in transactions involving solely Parent, Merger Subsidiary and/or one or more of their wholly-owned Subsidiaries.

         (d) Notwithstanding the foregoing, in the event that Merger Subsidiary shall acquire Shares representing at least 90% of the votes represented by all outstanding Common Stock, the parties hereto agree, at the request of Merger Subsidiary and subject to Article 6 hereof, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

         (e) Notwithstanding the provisions of Section 5.07(a), in the event that, pursuant to the Offer or otherwise, Parent or Merger Subsidiary shall acquire in the aggregate a number of the outstanding shares of each class of capital stock of the Company sufficient to enable Merger Subsidiary or the Company to cause the Merger to become effective without a meeting of stockholders of the Company, the parties hereto shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition without a meeting of stockholders of the Company, provided that the failure of such Merger to become effective shall not constitute a breach of this provision.

         SECTION 5.8. Public Announcements. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statement with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or the NASDAQ Stock Market.

         SECTION 5.9. Performance by Merger Subsidiary. Parent hereby agrees to cause Merger Subsidiary to comply with its obligations hereunder and under the Offer and to cause Merger Subsidiary to consummate the Merger as contemplated herein.

         SECTION 5.10. Notification of Certain Matters. Parent and the Company shall promptly notify each other of any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect or of any material breach of a representation or warranty; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                                    ARTICLE 6
                            CONDITIONS TO THE MERGER

         SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

         (a) if required by applicable law, this Agreement shall have been approved by the affirmative vote of the stockholders of the Company by the requisite vote in accordance with applicable law;

         (b) any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated;

         (c) Merger Subsidiary shall have, pursuant to the Offer, accepted for payment and paid for at least that number of Shares which would represent at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities; provided, however, that Parent may not invoke this condition if Merger Subsidiary shall have failed to purchase Shares so tendered in violation of the terms of this Agreement;

         (d) no preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which enjoins, restrains or prohibits the transactions contemplated hereby, including the consummation of the Merger or has the effect of making the Merger illegal and which is in effect at the Effective Time (each party agreeing to use its best efforts to have any such injunction or order lifted).

         (e) no statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the Merger illegal.


                                    ARTICLE 7
                         TERMINATION; AMENDMENT; WAIVER

         SECTION 7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time (except with respect to 7.01(h) or (i) which shall be prior to acceptance for payment of Shares under the Offer) and notwithstanding approval thereof by the stockholders of the Company:

         (a) by mutual written consent of the Company and Parent;

         (b) by the Company, if the Offer has not been timely commenced in accordance with Section 1.01, or if Parent or Merger Subsidiary shall have breached any covenant in Section 1.01 or its representation in Section 3.06;

         (c) by either the Company or Parent, if there shall be any law or regulation of any competent authority that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of any competent authority enjoining Parent or the Company from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

         (d) by either the Company or Parent, if the Board of Directors of the Company shall have (i) withdrawn or modified in a manner adverse to Parent and Merger Subsidiary its approval or recommendation of the Offer or the Merger or
(ii) approved or recommended any Acquisition Proposal in respect of the Company or (iii) resolved to take any of the foregoing actions, in each case in compliance with the provisions contained in Section 5.02;

         (e) by either Parent or the Company if the Merger has not been consummated by September 30, 1999; provided, however, that the right to terminate this Agreement pursuant to this sentence will not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

         (f) by either the Company or Parent, if the required approval of the Company's stockholders shall not have been obtained at a Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, subject to the provisions of Section 5.07;

         (g) by either the Company or Parent if, without any material breach by such terminating party of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before September 30, 1999;

         (h) by Parent or the Company prior to acceptance for payment of Shares under the Offer, if the non-terminating party shall have breached in any material respect or failed to perform in any material respect any of its representations, warranties, covenants or other obligations under this Agreement which breach or failure to perform cannot be or has not been cured within 10 days after the giving of written notice to the non-terminating party of such breach or failure to perform (provided that the terminating party is not then in breach in any material respect or failing to perform in any material respect any of its representations, warranties, covenants or other obligations under this Agreement that cannot be or has not been cured within 10 days after giving written notice to the terminating party of such breach or failure to perform); or

         (i) by Parent prior to acceptance for payment of Shares under the Offer, if MLGA Fund II, L.P. shall have breached in any material respect or failed to perform in any material respect any of its representations, warranties, covenants or other obligations under the Stockholders Agreement, dated the date hereof, between the Company, Parent, Merger Subsidiary and the Stockholders party thereto (the "Stockholders Agreement") which breach or failure to perform cannot be or has not been cured within 10 days after the giving of written notice to the breaching stockholder of such breach or failure to perform (provided that Parent is not then in breach in any material respect or failing to perform in any material respect any of its representations, warranties, covenants or other obligations under the Stockholder's Agreement that cannot be or has not been cured within 10 days after giving written notice to the Parent of such breach or failure to perform).

         SECTION 7.2. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of Section 5.03(b), this Section 7.02 and Section 8.10, which provisions will survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 7.3. Amendment. To the extent permitted by applicable law, this Agreement may be amended by the parties at any time before or after approval of this Agreement by the stockholders of the Company; provided, however, that after any such stockholder approval, no amendment shall be made which (a) by law requires further approval of the Company's stockholders or (b) reduces the Merger Consideration, in each case without the subsequent approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, a party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto by any other party or (c) subject to Section 7.03, waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         SECTION 7.5. Procedure for Termination, Extension or Waiver. Subject to
Section 1.02(e), a termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 in order to be effective shall require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement, a duly authorized committee of its Board of Directors.

                                    ARTICLE 8
                                  MISCELLANEOUS

         SECTION 8.1. Non-Survival of Representations and Warranties. None of the representations and warranties made in this Agreement or in any instrument delivered pursuant to this Agreement shall survive after the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         SECTION 8.2. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) and, to the extent contemplated in Section 5.03(b), the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent or Merger Subsidiary may assign any of their rights and obligations to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Subsidiary of its obligations hereunder. Either Parent, Merger Subsidiary or any direct or indirect wholly-owned Subsidiary of Parent may purchase Shares under the Offer.

         SECTION 8.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         SECTION 8.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile transmission with confirmation of receipt, by overnight courier (with delivery confirmed), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         (a) if to Parent or Merger Subsidiary:

                                    JLG Industries, Inc.
                                    1 JLG Drive
                                    McConnelsburg, PA 17233
                                    Attention: General Counsel
                                    Fax No.    (717) 485-6541
                           with a copy to:

                                    Covington & Burling
                                    1201 Pennsylvania Ave. N.W.
                                    Washington, D.C. 20044-7566
                                    Attention: W. Andrew Jack, Esq.
                                    Fax No.    (202) 662-6291

         (b) if to the Company:

                                    Gradall Industries, Inc.
                                    406 Mill Avenue, S.W.
                                    New Philadelphia, Ohio 44663
                                    Attention: Barry L. Phillips
                                    Fax No.    (330) 339-5224

                           with copies to:

                  Proskauer Rose LLP
                  1585 Broadway
                  New York, NY  10036
                  Attention: Arnold S. Jacobs
                  Fax No. 212-969-2900


or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         SECTION 8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

         SECTION 8.6. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought against any of the parties only in a federal court located in the State of Delaware or a Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.04, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         SECTION 8.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall not constitute a part of or affect the meaning or interpretation of this Agreement.

         SECTION 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except Section 1.01 (which is intended to be for the benefit of the Company's stockholders and may be enforced by them) and except for Sections 5.05 and 5.06 (which are intended to be for the benefit of the Persons entitled to therein, and may be enforced by such Persons).

         SECTION 8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 8.10. Fees and Expenses. (a) All fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated; provided, however, that if this Agreement is terminated as a result of the breach by Parent or Merger Subsidiary of any of their covenants or representations and warranties in this Agreement, all fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement shall be paid by Parent.

         (b) In the event that this Agreement is terminated by Parent

                  (i)      pursuant to Section 7.01(d), or

                  (ii) pursuant to Section 7.01 (h) or (i) hereof and within six months thereafter, the Company enters into an agreement with respect to an Acquisition Proposal or has completed a transaction pursuant to an Acquisition Proposal, the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent (A) within two business days following such termination referred to in the preceding clause (i) or (B) upon the Company entering into such agreement or completing such transaction referred to in the preceding clause (ii) an amount equal to $6,000,000 (the "TERMINATION FEE").

         (c) The Company acknowledges that the agreements contained in this
Section 8.10 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.10, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 8.10, the Company shall also pay to Parent its reasonable costs and expenses incurred in connection with such litigation together with interest or such unpaid amounts commencing on the date the Termination Fee became due at a rate equal to the rate of interest announced by Citibank N.A. from time to time, in the City of New York at such bank's prime or base rate.

         SECTION 8.11. Certain Definitions. For purposes of this Agreement (including Annex A hereto), the following terms shall have the meanings ascribed to them below:

         (a) "AFFILIATE" of a Person shall mean (i) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person and (ii) an "ASSOCIATE", as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

         (b) "BENEFICIAL OWNER" (including the term "BENEFICIALLY OWN" or correlative terms) with respect to any securities means a Person who shall be deemed to be the beneficial owner of such securities which (i) such Person or any of its affiliates beneficially owns, directly or indirectly, (ii) such Person or any of its affiliates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any of such securities.

         (c) "CONTROL" (including the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH" or correlative terms) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

         (d) "FULLY DILUTED" in reference to the Shares means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities.

         (e) "KNOWLEDGE" shall mean the actual knowledge of Barry Phillips, Bruce Jonker, Jim Cahill, David Williams, Joe Keller, Jerry Hall, and Stan Swope.

         (f) "SUBSIDIARY" shall mean, when used with reference to a Person means a corporation (or other entity) the majority of the outstanding voting securities (or equity interests) of which are owned directly or indirectly by such Person.


                                  [END OF TEXT]





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
         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officer thereunto duly authorized, on the day and year first above written.

                                          JLG INDUSTRIES, INC.


                                          By:  /s/ L. David Black
                                               ______________________
                                               Name: L. David Black
                                               Title: Chairman & President & CEO


                                          JLG ACQUISITIONS CORP.


                                          By:  /s/ L. David Black
                                               ______________________
                                               Name: L. David Black
                                               Title: Chairman & President

                                          GRADALL INDUSTRIES, INC.



                                          By:  /s/ Barry L. Phillips
                                               ______________________
                                               Name: Barry L. Phillips
                                               Title: President & CEO

                                                                         ANNEX A



                             CONDITIONS TO THE OFFER


         Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be obligated to accept for payment or pay for, subject to Rule 14e-l(c) of the Exchange Act, any Shares not theretofore accepted for payment, and, subject to the terms of the Agreement, may terminate or amend the Offer if
(i) that number of Shares which would represent at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into or exchangeable for Shares or such voting securities shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer (the "MINIMUM TENDER CONDITION"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of commencement of the Offer and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and be continuing:

                  (a there shall be pending by any Governmental Entity any suit, action or proceeding, (i) challenging the acquisition by Parent or Merger Subsidiary of any Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of a material portion of the business or assets of the Company or the Subsidiaries, or Parent or its Subsidiaries, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or its Subsidiaries, or Parent or its Subsidiaries, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Merger Subsidiary to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries;

                  (b the Company shall have entered into an agreement concerning any Superior Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to enter into such an agreement;

                  (c) any Person or group (as defined in Section 13(d)(3)of the Exchange Act) (other than Parent, Merger Subsidiary or any affiliate thereof or the Stockholders described in the Stockholders Agreement) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of Shares representing a majority of the total votes represented by all outstanding Shares;

                  (d) the Merger Agreement shall have been terminated in accordance with its terms;

                  (e) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a commencement and continuation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which would have a Company Material Adverse Effect (other than the events in Yugoslavia and neighboring countries), (iii) a change in general conditions in the market for syndicated bank credit facilities which, based on the written advice of Gleacher & Co. LLC addressed to Parent (with a copy to be provided to the Company), materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, or (iv) in the case of any of the foregoing existing at the time of commencement of the Offer, a material acceleration or worsening thereof; and

                  (f) there shall have occurred any material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, except for general economic changes, changes that affect the industry of the Company or any Subsidiary generally and changes in the Company's business attributable solely to actions taken by Parent or Merger Subsidiary;

which, in the reasonable judgment of Parent and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

         Unless otherwise defined in this Annex A, capitalized terms used in this Annex A have the meanings ascribed to them in the Merger Agreement among the Parent, Merger Subsidiary and the Company to which this Annex A is attached.